Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 23, 2012 relating to the financial statements of Handeni Gold Inc. (the "Company") that are included in the Company's annual report on Form 10-K for the year ended May 31, 2012, which is incorporated by reference in the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission, which Registration Statement pertains to the Company's November 2010 Stock Incentive Plan.

In addition, we also consent to the reference to our firm included under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

/s/ "Manning Elliott LLP"

CHARTERED ACCOUNTANTS

Vancouver, Canada
May 9, 2013